Exhibit 10.1
$155,000,000
CREDIT AGREEMENT
among
GLOBAL PETROLEUM, INC.,
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agent
and
Syndication Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of September 18, 2006
J.P. MORGAN SECURITIES INC. and PNC CAPITAL MARKETS LLC,
as Co-Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)	Mortgage Filing Jurisdictions
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.8	Existing Investments
6.9	Transactions with Affiliates
EXHIBITS:

A	Form of First Lien Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Exemption Certificate
G	Form of Intercreditor Agreement

iv

          CREDIT AGREEMENT (this “Agreement”), dated as of September 18, 2006, among SPI PETROLEUM LLC, a Delaware limited liability company (“Holdings”), GLOBAL PETROLEUM, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), PNC BANK, NATIONAL ASSOCIATION, as documentation agent (in such capacity, the “Documentation Agent”) and syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.
          The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABL Administrative Agent”: PNC Bank, National Association, its successors and assigns and any other administrative agent appointed or otherwise designated under the ABL Credit Agreement.
          “ABL Credit Agreement”: the Revolving Credit and Security Agreement dated as of the date hereof among Holdings, the Borrower, the financial institutions from time to time parties thereto and the ABL Administrative Agent, as amended or modified in accordance with the Intercreditor Agreement.
          “ABL Facility Liens”: Liens on assets of the Loan Parties created by the ABL Loan Documents.
          “ABL Loan Documents”: the Loan Documents as defined in the ABL Credit Agreement and the ABL Securitization Documents.
          “ABL Obligations”: all payment and performance obligations of Holdings, the Borrower and their respective Subsidiaries under the ABL Loan Documents.
          “ABL Secured Parties”: the ABL Administrative Agent and the Lenders under the ABL Loan Documents.
          “ABL Securitization Documents”: the documents entered into in connection with the Securitization.
          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; and “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by JPMorgan Chase Bank, N.A. from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.
          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
          “Acquisition Documentation”: collectively, the Canyon Acquisition Agreement, the Pecos Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
          “Acquisitions”: collectively, the Canyon Acquisition and the Pecos Acquisition.
          “Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: as defined in the preamble hereto.
          “Applicable Margin”: shall be equal to (i) 3.5% in the case of ABR Loans and (ii) 4.5% in the case of Eurodollar Loans.
          The Applicable Margin for an Incremental Term Loan Facility shall be as specified in the applicable Incremental Term Loan Assumption Agreement.
          “Approved Fund”: as defined in Section 9.6(b).

          “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.5) that yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,500,000.
          “Assignee”: as defined in Section 9.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.
          “Benefitted Lender”: as defined in Section 9.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Business”: as defined in Section 3.17(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Canyon Acquisition”: the acquisition of the capital stock of CSOC Inc. and fifty percent (50%) of the membership interests of Canyon State Oil Company of Colorado, LLC by the Borrower pursuant to the terms of the Canyon Acquisition Agreement.
          “Canyon Acquisition Agreement”: the Stock Purchase Agreement dated September 18, 2006 by and among Holdings, SPI Petroleum, Inc., a Texas corporation, the Thomas F. Arndt Trust under Trust Agreement dated June 1, 2005, and Thomas F. Arndt, individually.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a

Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “CD Assessment Rate”: for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) classified as well-capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC’s (or such successor’s) insuring time deposits at offices of such institution in the United States.
          “CD Reserve Percentage”: for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.
          “Cessna Aircraft”: the Cessna aircraft with model no. 525, serial no. 525-0542 and registration no. N500CW, owned jointly by Simons Petroleum, Inc., an Oklahoma corporation, the Around the Clock Freightliner Group, Inc. and Bob Mills Furniture Co., Inc..
          “Change of Control”: the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if, the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock of

Holdings equal to an amount more than fifty percent (50%) of the amount of common stock of Holdings owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities of Holdings held by any Person or related group for purposes of Section 13(d) of the Exchange Act; or
          (b) the Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Holdings.
          “Chevron BDF Agreements”: collectively, (i) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program dated September 6. 2002, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (ii) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program at Texaco Xpress Lube Operator (located at 4853 East McKinley, Fresno, California) dated March 23, 2003, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (iii) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program at Texaco Xpress Lube Operator (located at California City Boulevard, California City, California) dated March 23, 2003, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (iv) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program at Texaco Xpress Lube Operator (located at 438 Cecil Avenue, Delano, California) dated March 23. 2003, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (v) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program at Texaco Xpress Lube Operator (located at 5651 Auburn, Bakersfield, California) dated March 23. 2003, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (vi) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program dated July 29, 2004, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., and (vii) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Equipment at Fast-Lubrication Facilities dated July 15, 2005, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and Chevron Products Company, a division of Chevron U.S.A. Inc., as each of the foregoing may be amended or otherwise modified from time to time.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is September 18, 2006.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created by any Security Document.
          “Commitment”: as to any Lender, the sum of the Term Commitment and the Incremental Term Commitment of such Lender.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated July 10, 2006 and furnished to certain Lenders.
          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding the current portion of any Funded Debt of Holdings and its Subsidiaries.
          “Consolidated Earnings Before Interest and Taxes”: for any period, Consolidated Net Income (or loss) of Holdings on a consolidated basis for such period (excluding extraordinary gains and losses), plus, without duplication and to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (i) all interest expense of Holdings on a consolidated basis for such period and (ii) all charges against income of Borrower for such period for federal, foreign, state and local taxes and, in the case of Holdings, such charges relating to actual distributions to its members for the payment of taxes relating to such members’ interest in Holdings.
          “Consolidated EBITDA”: for any period, Consolidated Earnings Before Interest and Taxes for such period, plus, without duplication and to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (i) depreciation expenses for such period, (ii) amortization expenses and other non-cash expenses for such period, (iii) transaction expenses incurred in connection with the Transactions to the extent expensed in such period, (iv) restructuring and other non-cash, non-recurring items or expenses incurred in connection with an acquisition transaction that is an approved transaction pursuant to the terms and conditions hereof, (v) with respect to the Transactions only: such other non-cash expenses (including any required or permitted purchase accounting adjustments) (including non-cash write-ups and non-cash charges relating to inventory and fixed assets), (vi) any loss recognized in determining consolidated net income (or net loss for such period) in respect of post-retirement benefits as a result of application of FASB 106, minus (vii) any gain recognized in determining consolidated net income (or net loss for such period) in respect of post-retirement benefits as a result of application of FASB 106; plus (viii) any unrealized loss as a result of application of SFAS 133, to the extent that it has been deducted from net income, but, in any event, only to the extent of the non-cash component thereof, minus (ix) any unrealized gain as a result of application of SFAS 133, to the extent it has been added to net income, but, in any event, only to the extent of the non-cash component thereof, plus (x) the proceeds of any business interruption insurance received during such period, plus (xi)

management fees paid to the Sponsors, not to exceed $1,000,000 and plus, (xii) any loss arising from the impairment of goodwill and other general intangibles resulting from the application of FASB 141 and FASB 142 at the time of, and in connection with, the consummation of the Transactions; provided that any cash payments made in a future period in respect of items described in clauses (ii), (iv) or (vi) above shall reduce Consolidated EBITDA in such period.
          “Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by Holdings and its Subsidiaries during such period on account of Capital Expenditures and not financed with Indebtedness to (b) Consolidated Fixed Charges for such period.
          “Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled payments made during such period on account of principal of Indebtedness of Holdings or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans), (c) taxes paid in cash and (d) dividends and distributions paid in cash by the Borrower.
          “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, discounts and similar charges under the ABL Securitization Documents and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
          “Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the most recently ended twelve-month period for which financial statements have been delivered.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of Holdings and its Subsidiaries at such date (including, whether or not otherwise provided therein, the equivalent of principal under the ABL Securitization Documents), determined on a consolidated basis in accordance with GAAP.
          “Consolidated Working Capital”: at any date, Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
          “CSOC Inc.”: Canyon State Oil Company, Inc., an Arizona corporation.
          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied, including in the case of Section 7(e) any requirement that a period of grace in respect of any Indebtedness under the ABL Loan Documents shall have expired.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For avoidance of doubt, the term “Disposition” does not include the issuance of any Capital Stock.
          “Documentation Agent”: as defined in the preamble hereto.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “ECF Percentage”: 75%.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules having the force and effect of law, written orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (to the extent related to exposures to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.
          “Equity Investors”: the Sponsors and the Management Stockholders.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on

Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100 of 1%):
Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all optional prepayments of the Term Loans and the Other Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans and the Other Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.
          “Excess Cash Flow Application Date”: as defined in Section 2.5(c).

          “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
          “Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Incremental Term Commitments and the Incremental Term Loans made thereunder (each, an “Incremental Term Facility”). The Term Facility and the Incremental Term Facilities shall rank pari passu with each other.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase, N.A. from three federal funds brokers of recognized standing selected by it.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Funded Debt”: with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Borrower, the funded Obligations.
          “Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “GECC Note”: that Promissory Note dated December 2, 2004 in the original principal amount of $3,300,000 made by Simon Petroleum Inc., an Oklahoma corporation, the Around the Clock Freightliner Group, Inc. and Bob Mills Furniture Co., Inc., in connection with the purchase of the Cessna Aircraft.

          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.
          “Holdings”: as defined in the preamble hereto.
          “Incremental Term Commitment”: the commitment of any Lender, established pursuant to Section 2.17, to make Incremental Term Loans to the Borrower.
          “Incremental Term Lender”: a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
          “Incremental Term Loan Amount”: as defined in Section 2.17(a).
          “Incremental Term Loan Assumption Agreement”: an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

          “Incremental Term Loan Borrowing”: a Borrowing comprised of Incremental Term Loans.
          “Incremental Term Loan Maturity Date”: the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.
          “Incremental Term Loan Repayment Dates”: the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.
          “Incremental Term Loans”: Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.1(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.17 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercreditor Agreement”: the Intercreditor Agreement, substantially in the form of Exhibit G, between the Administrative Agent on behalf of the Lenders and the ABL Administrative Agent on behalf of the ABL Secured Parties, as amended, modified and supplemented from time to time.

          “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 P.M. (noon), New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Term Loans or the Other Term Loans, as the case may be;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Investments”: as defined in Section 6.8.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement, the Notes, each Incremental Term Loan Assumption Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

          “Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or Incremental Term Loans, as the case may be, outstanding under such Facility.
          “Management Stockholders”: the members of management of Holdings or its Subsidiaries who are investors in Holdings.
          “Management Subscription Agreements”: the collective reference to any subscription agreement or stockholders agreement between Holdings and any present or former officer or employee of any Group Member.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Non-Excluded Taxes”: as defined in Section 2.13(a).
          “Non-U.S. Lender”: as defined in Section 2.13(d).

          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans (including the Incremental Term Loans) and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Other Term Loans”: as defined in Section 2.17(a).
          “Participant”: as defined in Section 9.6(c).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Pecos Acquisition”: the acquisition of the capital stock of Pecos, Inc. by the Borrower pursuant to the terms of the Pecos Acquisition Agreement.
          “Pecos Acquisition Agreement”: the Stock Purchase Agreement dated September 18, 2006 by and among the Borrower, Pecos, Inc., the Pecos Employee Stock Ownership and 401(k) Plan, the other shareholders of Pecos, Inc. identified therein and the other Persons which are parties thereto, as amended.
          “Permitted Holders”: means the Equity Investors other than the Management Stockholders to the extent that the amount of the outstanding voting stock of Holdings owned beneficially or of record by such Management Stockholders in the aggregate at any time exceeds ten percent (10%) of the total amount of the outstanding voting stock of Holdings at such time.
          “Permitted Acquisition”: any acquisition, whether by purchase or merger or consolidation, by the Borrower or any of its Wholly Owned Subsidiaries; provided that (i) such acquisition is of all or substantially all the assets of, or Capital Stock in, a Person or division or line of business or other business unit of a Person and is substantially the same as, or reasonably related to one or more lines or lines of business conducted by the Borrower and its Subsidiaries as of the date hereof, (ii) at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (iii) such acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition, (iv) immediately after giving effect thereto, any acquired or newly formed corporation, partnership or limited liability company shall be a Wholly Owned Subsidiary and all actions required to be taken, if any, with respect to any such acquired or newly formed Subsidiary not so merged or consolidated under Section 5.10 shall have been taken or will be taken within the time periods specified therein; (iv) the aggregate amount (or, in the case of consideration consisting of assets, fair market value) of the consideration paid by the borrower and its subsidiaries shall not exceed $50,000,000 on accumulated basis for all such acquisitions subsequent to the date hereof, and (v) immediately after giving effect thereto, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Section 6.1 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition and related financings or other transactions had occurred on the first day of the period for testing such compliance.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Professional Services Agreement”: the Professional Services Agreement, dated as of September 18, 2006, between NCA II Management, LLC, Waud Capital Partners, L.L.C., RBCP Energy Fund Investments, LP, the Borrower, Simons Petroleum, Inc. and Holdings.
          “Pro Forma Balance Sheet”: as defined in Section 3.1(a).
          “Projections”: as defined in Section 5.2(c).
          “Properties”: as defined in Section 3.17(a).
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party in an amount in excess of $2,500,000.
          “Register”: as defined in Section 9.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans pursuant to Section 2.5(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans and Incremental Term Loans then outstanding.
          “Requirement of Law”: as to any Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president, any vice president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “Restricted Payments”: as defined in Section 6.6.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Securitization” shall mean, any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Loan Parties and enters into a third party financing on terms that have been agreed to in writing by the ABL Agent.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Shell BDF Agreements”: collectively, (a) that certain Business Development Fund Agreement as of September 1, 2001, between CSOC Inc. and Equilon Enterprises LLC, (b) that certain Promissory Note dated September 1, 2001 in the original principal amount of $4,493,460 made by CSOC Inc. payable to the order of Equilon Enterprises LLC, and (c) that certain Security Agreement dated as of September 1, 2001, between CSOC Inc., as debtor and Equilon Enterprises, LLC, as secured party.
               “Shell Subordination Agreement”: the Subordination Agreement dated as of the Closing Date by and among Penzoil-Quaker State Company d/b/a SOPUS Producs, successor to Equilon Enterprises LLC, CSOC Inc. and the Administrative Agent.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

     “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Sponsors”: Northwest Capital Appreciation, RBC Capital Partners, Waud Capital Partners and their respective Affiliates, but not including, however, any portfolio companies of any of the foregoing.
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.
     “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
     “Term Commitment”: as to any Lender, the obligation of such Lender to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Commitments is $155,000,000.
     “Term Loan”: as defined in Section 2.1. Unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.
     “Term Loan Maturity Date”: September 18, 2013.
     “Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing

Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).
     Transactions: the transactions contemplated by the Acquisition Documentation, this Agreement and the ABL Credit Agreement.
     “Transferee”: any Assignee or Participant.
     “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
     “United States”: the United States of America.
     “Valvoline”: The Valvoline Company, a division of Ashland, Inc., a Kentucky corporation.
     “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
     “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
     (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
     2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.
     (b) Each Lender having an Incremental Term Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement and in reliance on the representations and warranties set forth herein and in the other Loan documents, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.
     2.2 Procedure for Term Loan Borrowing. (a) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 P.M. (noon), New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 2:00 P.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.
     (b) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 P.M. (noon), New York City time, one Business Day prior to the anticipated Borrowing Date for Incremental Term Loans) requesting that the Incremental Term Lenders make the Incremental Term Loans on such Borrowing Date and specifying the amount to be borrowed. The Incremental Term Loans made on such Borrowing Date shall initially be ABR Loans unless otherwise specified in the applicable Incremental Term Loan Assumption Agreement. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Incremental Term Lender thereof. Not later than 2:00 P.M., New York City time, on such Borrowing Date each applicable Incremental Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Incremental Term Loan or Incremental Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Incremental Term Lenders in immediately available funds.
     2.3 Repayment of Term Loans. (a) The Term Loan of each Lender shall mature in the following consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Amount

September 30, 2006	$387,500
December 31, 2006	$387,500
March 31, 2007	$387,500
June 30, 2007	$387,500
September 30, 2007	$387,500
December 31, 2007	$387,500
March 31, 2008	$387,500

Installment	Amount
June 30, 2008	$387,500
September 30, 2008	$387,500
December 31, 2008	$387,500
March 31, 2009	$387,500
June 30, 2009	$387,500
September 30, 2009	$387,500
December 31, 2009	$387,500
March 31, 2010	$387,500
June 30, 2010	$387,500
September 30, 2010	$387,500
December 31, 2010	$387,500
March 31, 2011	$387,500
June 30, 2011	$387,500
September 30, 2011	$387,500
December 31, 2011	$387,500
March 31, 2012	$387,500
June 30, 2012	$387,500
September 30, 2012	$36,425,000
December 31, 2012	$36,425,000
March 31, 2013	$36,425,000
June 30, 2013	$36,425,000
     The amounts set forth above maybe adjusted from time to time to reflect the amortizations of any Incremental Term Loans made as Term Loans.
     (b) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Section 2.4) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
     2.4 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
     (b) During the period from the Closing Date to but excluding the first anniversary of the Closing Date, any prepayment of the Loans of any Lender using proceeds of Indebtedness incurred by Holdings, the Borrower or any of its Subsidiaries from a substantially concurrent issuance or incurrence of syndicated term loans provided by one or more banks or other financial institutions for which the interest rate payable thereon is lower than the Eurodollar Rate on the date of such prepayment plus the

Applicable Margin with respect to the Loans shall be accompanied by payment of a 1% prepayment premium on the principal amount of such Lender’s Loan prepaid (unless such prepayment premium is waived by such Lender).
     2.5 Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness issued or incurred in accordance with Section 6.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.5(d).
     (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof or, in the case of any Asset Sale permitted by Section 6.5(i), the commitments under the ABL Credit Facility are reduced by such Net Cash Proceeds, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.5(d) and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.5(d).
     (c) If, for any fiscal year of the Borrower commencing with the fiscal year ending June 30, 2007, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Loans as set forth in Section 2.5(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
     (d) Amounts to be applied in connection with prepayments made pursuant to Section 2.5 shall be applied to the prepayment of the Term Loans (and, if applicable, the Other Term Loans), subject to the terms of the Intercreditor Agreement. The application of any prepayment pursuant to Section 2.5 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
     2.6 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 P.M. (noon), New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 P.M. (noon), New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     2.7 Limitations on Eurodollar Tranches. (a) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.
     2.8 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
     (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
     (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
     (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on written demand.
     2.9 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the

Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).
     2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
     2.11 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages and Incremental Term Percentages, as the case may be, of the relevant Lenders.
     (b) Each payment by the Borrower on account of principal of and interest on the Term Loans and Other Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans and Other Term Loans then held by the Term Lenders and applicable Incremental Term Lenders. Optional prepayment of the Term Loans and Other Term Loans shall be applied to the respective installments thereof pro rata first to scheduled installments thereof occurring with the next 12 months in direct order of maturity and second to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Mandatory prepayments of the Term Loans shall be applied to the respective installments thereof ratably in accordance with the then outstanding amounts thereof. Other Term Loans shall share in mandatory prepayments pursuant to Section 2.5 only to the extent provided in the applicable Incremental Term Loan Assumption Agreement. The amount of each principal prepayment of the Other Term Loans pursuant to Section 2.5 shall be applied to reduce the then remaining installments in the order specified in the applicable Incremental Term Loan Assumption Agreement. Amounts prepaid on account of the Term Loans and Incremental Term Loans may not be reborrowed.
     (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
     (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on written demand, from the Borrower.
     (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
     2.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within ten (10) days of such Lender’s written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, that the Borrower shall not be required to compensate any Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation therefor. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender within ten (10) days of such Lender’s written demand, such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided, that the Borrower shall not be required to compensate any Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation therefor.
     (c) A certificate as to any additional amounts payable pursuant to this Section shall be submitted by any Lender claiming compensation under this Section 2.12 to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six (6) months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.13 Taxes. (a) Except as set forth in Section 2.13(b), all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (b) The Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes or any Other Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
     (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, within thirty (30) days after written demand therefor, the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of an official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority subject to Section 2.13(b) or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
     (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
     (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
     (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.14 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Any Lender claiming compensation under this Section 2.14 shall submit a certificate to the Borrower as to any amounts payable pursuant to this Section which certificate shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.15 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).
     2.16 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a), (b) defaults in its obligation to make Loans hereunder or (c) fails to consent to a proposed amendment or waiver which is consented to by the Required Lenders but which requires a unanimous approval of all Lenders, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     2.17 Increase in Term Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Commitments in an amount not to exceed $75,000,000 the “Incremental Term Loan Amount” from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion; provided, that (i) before submitting any such request to a Person that is not a Lender, the Borrower shall first give each existing Lender the opportunity to provide such Incremental Term Commitments (in which case, existing Lenders shall have no more than two (2) Business Days from the date of such notice to indicate whether they are willing to provide such Incremental Term Loans) and (ii) each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Commitments being requested (which shall be in a minimum amount of $25,000,000 or equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Commitments are requested to become effective (which shall not be less than 10 Business Days after the date of such notice) and (iii) whether such Incremental Term Commitments are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).
     (b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Commitment of such Incremental Term Lender. Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and provided, further, that, if the interest rate margin in respect of any Other Term Loan would exceed the Applicable Margin for the Term Loans by more than 1/2 of 1% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed three-year life to maturity), the Applicable Margin for the Term Loans shall be increased so that the interest rate margin in respect of such Other Term Loan (giving effect to any OID issued in connection with such Other Term Loan) is no more than 1/2 of 1% higher than the Applicable Margin for the Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Commitment evidenced thereby as provided for in Section 9.1. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
     Notwithstanding the foregoing, no Incremental Term Commitment shall become effective under this Section 2.17 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date under Section 4.1 and (iii) the Borrower would be in pro forma compliance with its financial covenants set forth in Section 6.1; provided that the pro forma Consolidated Leverage Ratio of the Borrower shall be 0.25 lower than is otherwise required under Section 6.1(a) after giving effect to such Incremental Term Commitment and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.
     (c) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 2.14 shall apply to any conversion of Eurodollar Term Loans to ABR Term Loans reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Sections 2.3(a) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.
     2.18 Intercreditor Agreement. The Lenders (a) acknowledge and agree to the terms of the Intercreditor Agreement and (b) authorize the Administrative Agent to perform the Intercreditor Agreement on their behalf and to take any action thereunder as determined by it to be necessary or advisable to protect the interest of the holders of First Priority Liens (as defined in the Intercreditor Agreement).
SECTION 3. REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:
     3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Holdings and its consolidated Subsidiaries as at June 30, 2006 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at June 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
     (b) The audited consolidated balance sheets of Holdings as at June 30, 2005 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton, LLP, present fairly the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings as at March 31, 2006, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.
     (c) The audited consolidated balance sheets of Pecos, Inc as at September 30, 2005 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Windes & McClaughry Accountancy Corporation, present fairly the consolidated financial condition of Pecos, Inc. as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Pecos, Inc. as at June 30, 2006, and the related unaudited consolidated statements of income for the nine-month period ended on such date, present fairly the consolidated financial condition of Pecos, Inc. as at such date, and the consolidated results of its operations for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.
     (d) The audited consolidated balance sheets of CSOC Inc. as at June 30, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Wallace, Plese & Dreher, LLP, present fairly the consolidated financial condition of CSOC Inc. as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The unaudited consolidated balance sheet of CSOC Inc. as at June 30, 2006 and the related unaudited consolidated statements of income for the twelve-month period ended on such date, present fairly the consolidated financial condition of CSOC Inc. as at such date, and the consolidated results of its operations for the twelve-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been reconciled in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), copies of which have heretofore been furnished to each Lender, and present fairly the information contained therein. No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.
     3.2 No Change. Since June 30, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     3.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisitions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect except those which the failure to obtain could not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law, the Certificate of Incorporation and By-Laws or other organizational or governing documents (collectively the “Organizational Documents”) of any Loan Party, or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Organizational Documents or Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law, Organizational Document or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
     3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
     3.7 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     3.8 Ownership of Property; Liens. Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.3.
     3.9 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Loan Party does not infringe on the rights of any Person in any material respect.
     3.10 Taxes. Each Loan Party has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
     3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     3.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.
     3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single

Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
     3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
     3.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as set forth in such Schedule.
     3.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisitions, to pay related fees and expenses, to repay existing subordinated indebtedness and to repay existing purchase money indebtedness. The proceeds of the Incremental Term Loans shall be used to finance Permitted Acquisitions, to finance working capital needs and for general corporate purposes.
     3.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain, and have not previously contained, any conditions of contamination by Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;
     (b) no Loan Party has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, with respect to violations of, or liability under any Environmental Law to which any Loan Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other written orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Loan Party in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws;
          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws; and
          (g) no Loan Party has contractually assumed any liability of any other Person under Environmental Laws.
          This Section 3.17 and Section 3.1 contain the sole and exclusive representations and warranties with respect to the environmental, health or safety matters, including without limitation any arising under any Environmental Laws.
          3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders by such Loan Party for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          3.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock and other possessory collateral described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock and such possessory collateral are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).
          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than the Liens permitted by Section 6.3 (excluding the ABL Facility Liens). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $500,000.
          3.20 Solvency. The Loan Parties taken as a whole are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
          3.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
SECTION 4. CONDITIONS PRECEDENT
          4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
     (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
     (b) Acquisition Documentation. The Administrative Agent shall have received final executed copies of the Acquisition Agreements and all related agreements, documents and instruments as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated prior to or concurrently with the making of the Loans on the Closing Date, including without limitation the consummation of equity financing transactions from which Parent shall have received a minimum of gross proceeds of $22,500,000 arising from the equity sponsor group consisting of Waud Capital Partners, LLC, Northwest Capital Appreciation and RBC Capital Partners, or affiliates thereof, all pursuant to equity financing transaction documentation and instruments reasonably acceptable to the Administrative Agent.
     (c) ABL Loan Documents. The Administrative Agent shall have received final executed copies of the ABL Loan Documents and all related agreements, documents and instruments as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated concurrently with the making of the Loans on the Closing Date.
     (d) Projections. The Lenders shall have received satisfactory projections through 2011.
     (e) Approvals. All governmental and third party approvals necessary in connection with the Acquisitions, and the transactions contemplated hereby shall have been obtained and be in full force and effect except those for which the failure to obtain could not reasonably be expected to have a Material Adverse Effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisitions or the financing contemplated hereby.
     (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
     (g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (i) Legal Opinions. The Administrative Agent shall have received the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and certain of its Domestic Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.
     (l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.
     (m) Shell BDF Agreements. The Administrative Agent shall have received copies of the Shell BDF Agreements and the Shell Subordination Agreement, which Subordination Agreement shall contain such terms and provisions including, without limitation, subordination terms reasonably satisfactory to the Administrative Agent.
     (n) Chevron BDF Agreements. The Administrative Agent shall have received copies of the Chevron BDF Agreements.
     (o) Leasehold Agreements. The Administrative Agent shall have received landlord, mortgagee or warehouseman agreements reasonably satisfactory to the Administrative Agent with respect to all premises leased by the Loan Parties at which inventory is located.
          4.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date except those which expressly refer to an earlier date, which shall be made as of such specified date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5. AFFIRMATIVE COVENANTS
          Holdings and the Borrower hereby jointly and severally agree that until payment in full of the Obligations (other than contingent indemnification Obligations to the extent no unsatisfied claim giving rise thereto has been asserted), each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:
          5.1 Financial Statements. Furnish to the Administrative Agent:
     (a) as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower (except in case of the fiscal year of the Borrower ended June 30, 2006, within 120 days after the end of such fiscal year of the Borrower), a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton, LLP or other independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
     (c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, commencing 12 months after the Closing Date, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
          5.2 Certificates; Other Information. Furnish to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 6.1, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date) and (z) to the extent applicable, a notice of the Borrower’s intent to exercise its Cure Right pursuant to Section 7;
     (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the fiscal year following such fiscal year then ended (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the fiscal year following such fiscal year then ended, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on good faith estimates, information and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results by a material amount;
     (d) within (i) 45 days after the end of each of the first three fiscal quarter of the Borrower and (ii) 90 days after the end of each fiscal year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
     (e) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC; and
     (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
          5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided, that in the absence of an Event of Default, such visit and inspection shall be at the Borrower’s expense no more than once per fiscal year of the Borrower.
          5.7 Notices. Promptly give notice to the Administrative Agent of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          5.8 Environmental Laws. (a) Comply in all material respects with, and undertake commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and undertake commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all written lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          5.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Swap Agreements to the extent necessary to provide that at least 40% of the aggregate principal amount of Loans is subject to either a fixed interest rate or interest rate protection on terms and conditions satisfactory to the Administrative Agent.

          5.10 Additional Collateral, etc.. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 6.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property (having the priority set forth in the Intercreditor Agreement and subject to the other Liens permitted under Section 6.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by Section 6.3(g) and (z) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary and, to the extent prohibited by the ABL Securitization Documents, any Subsidiary created in connection with the execution and delivery of the ABL Securitization Documents (a “Securitization Subsidiary”) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (or in the case of a Securitization Subsidiary, a second priority security interest) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (other than in the case of a Securitization Subsidiary), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          5.11 Mortgages, etc. (a) Within 60 days after the Closing Date, the Administrative Agent shall have received the Mortgages covering each of the Mortgaged Properties owned by any Loan Party, executed and delivered by a duly authorized officer of such Loan Party.
          (b) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company.
          (c) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.
          (d) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
          (e) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.
SECTION 6. NEGATIVE COVENANTS
          Holdings and the Borrower hereby jointly and severally agree that until payment in full of the Obligations (other than contingent indemnification Obligations to the extent no unsatisfied claim giving rise thereto has been asserted),each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          6.1 Financial Condition Covenants.
          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) to exceed 5.00 to 1.00.
          (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) to be less than 1.15 to 1.00.
          6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;
     (c) Guarantee Obligations (i) incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary, (ii) incurred in connection with surety and appeal bonds, performance bonds and other similar obligations, (iii) arising under indemnity agreements in connection with title insurance policies required hereunder or Dispositions permitted hereunder, (iv) that certain Corporate Guaranty dated December 1, 2004 made by Parent which guarantees the obligations of Simons Petroleum, Inc., an Oklahoma corporation, arising under the GECC Note, (v) those certain Guaranty and Suretyship Agreements made by Parent in favor of Sovereign CS, LLC which guarantee the obligations of CSOC Inc. under its lease agreements with Sovereign CS, LLC and (vi) other Guarantee Obligations not exceeding $5,000,000 in the aggregate at any time outstanding;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
     (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
     (f) Indebtedness of the Borrower under the ABL Loan Documents not to exceed $255,000,000 in the aggregate and guarantees thereof by Holdings and by Subsidiaries of the Borrower as long as such Subsidiaries are Subsidiary Guarantors;
     (g) Indebtedness consisting of the financing of insurance premiums in the ordinary course of the Borrower’s business;
     (h) Indebtedness for bank overdrafts or returned items incurred in the ordinary course of the Borrower’s business that are promptly repaid;

     (i) Indebtedness of Excluded Foreign Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;
     (j) unsecured Indebtedness of Holdings in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, evidencing the purchase price of capital stock or options or warrants thereof purchased by Holdings from current or former officers, directors and employees, provided such Indebtedness is subordinated to the Obligations on terms acceptable to the Administrative Agent;
     (k) Indebtedness arising under the Shell BDF Agreements in an aggregate principal amount not to exceed $2,000,000;
     (l) Indebtedness arising under the Chevron BDF Agreements in an aggregate principal amount not to exceed $2,000,000;
     (m) Indebtedness owed to Valvoline in an aggregate principal amount not to exceed $1,500,000;
     (n) Indebtedness arising under the GECC Note in an aggregate principal amount not to exceed $3,300,000; and
     (o) additional Indebtedness of the Borrower or any of its Subsidiaries not listed above in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding.
          6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) Liens consisting of bonds or deposits to secure the performance of bids, trade contracts (other than for borrowed money), warranty obligations, leases, statutory or regulatory obligations, surety, stay and appeal bonds, bids, performance bonds and other obligations of a similar nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, zoning, building codes and other restrictions and other similar encumbrances incurred in the ordinary course of business and minor defects or other irregularities in title that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

     (f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the Security Documents;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) the ABL Facility Liens;
     (k) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;
     (l) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business (including any licenses or sublicenses of intellectual property) not interfering in any material respect with the business of the Loan Parties or any of their Subsidiaries;
     (m) Liens (i) in favor of collecting banks arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary to the banking industry;
     (n) Liens arising out of conditional sale, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
     (o) Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;
     (p) Liens attaching solely to cash earnest money deposits in connection with Investments permitted under this Agreement;
     (q) Liens on assets of Excluded Foreign Subsidiaries securing Indebtedness permitted by Section 6.2(i);
     (r) Liens securing Indebtedness permitted by Sections 6.2(k), 6.2(l), 6.2(m) and 6.2(n); and
     (s) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time.

          6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
     (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);
     (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5; and
     (c) any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation.
          6.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete, used, surplus or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Section 6.4(a) and clause (i) of Section 6.4(b);
     (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;
     (e) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering in any material respect with the business of the Loan Parties or any of their Subsidiaries provided that all Dispositions permitted by this paragraph shall be made for fair value and for at least 85% cash consideration;
     (f) sales or discounting, on a non-recourse basis and in the ordinary course of business, past due accounts receivable in connection with the collection or compromise thereof;
     (g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party provided the proceeds thereof are applied in accordance with Section 2.5(b);
     (h) the abandonment or other disposition of intellectual property that is, in the reasonable good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of such Loan Party;
     (i) dispositions of accounts receivables and related assets under the ABL Securitization Documents; and

     (j) the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower.
          6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;
     (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Holdings to permit Holdings to (i) purchase Holdings’ common stock or common stock options or warrants from present or former officers or employees of any Group Member upon the death, disability, resignation or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the date hereof (net of any proceeds received by Holdings and contributed to the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,000,000 per fiscal year of the Borrower and (ii) pay management fees expressly permitted by the last sentence of Section 6.9;
     (c) the Borrower may pay dividends to Holdings as shall only be necessary to permit Holdings to (i) pay corporate overhead expenses, professional fees and expenses and directors fees and expenses all incurred in the ordinary course of business, so long as such payments are paid as and when needed by Holdings and (ii) pay any taxes that are due and payable by Holdings and the Borrower as part of a consolidated group;
     (d) Holdings may declare and make dividend payments or other distributions payable solely in its common stock or other equity securities; and
     (e) the Borrower may make distributions to Holdings which are promptly used by Holdings to pay post-closing purchase price adjustments under the Acquisition Agreements, any deferred post-closing fees in accordance with Section 18(c) of the Professional Services Agreement and post-closing bonus payments in accordance with Section 2.2(b)(V)(P) of the Pecos Acquisition Agreement in an aggregate principal amount not to exceed $4,000,000, in each case to the extent required by and pursuant to the terms thereof.
          6.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries, in the aggregate, in the ordinary course of business not exceeding the maximum amount set forth below for such fiscal year:

Fiscal Year Ending	Maximum Capital Expenditures

June 30, 2007	$17,500,000
June 30, 2008	$17,500,000
June 30, 2009	$20,000,000
June 30, 2010	$20,000,000
June 30, 2011	$20,000,000
June 30, 2012	$22,500,000
June 30, 2013	$22,500,000

          ; provided, that (a) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above and, second, in respect of amounts permitted for such fiscal year as provided above.
          6.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) investments in cash and Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 6.2;
     (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;
     (e) consummation of the Acquisitions;
     (f) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
     (g) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;
     (h) Capital Expenditures permitted hereunder;
     (i) Investments in Excluded Foreign Subsidiaries in an aggregate amount not to exceed $2,500,000;
     (j) Investments in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
     (k) Investments existing on the Closing Date and set forth on Schedule 6.8;
     (l) Investments in newly created Subsidiaries contemplated by the ABL Securitization Documents to the extent reasonably required thereby;
     (m) Permitted Acquisitions; and
     (n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement.

          6.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) as set forth in Schedule 6.9, or (c) in the ordinary course of business of the relevant Group Member, and upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may pay to the Sponsors fees and expenses pursuant to a management agreement approved by the board of directors of the Borrower in an aggregate amount for such fees not to exceed $1,500,000 in any fiscal year of the Borrower.
          6.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
          6.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) Swap Agreements required under Section 5.9.
          6.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than June 30 or change the Borrower’s method of determining fiscal quarters.
          6.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) the ABL Loan Documents, (d) documents evidencing Indebtedness of Excluded Foreign Subsidiaries to the extent permitted hereunder, (e) the Shell BDF Agreements and (f) the Chevron BDF Agreements.
          6.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions under the ABL Loan Documents and (iv) restrictions under documents evidencing Indebtedness of Excluded Foreign Subsidiaries permitted hereunder.
          6.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

          6.16 Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.
          6.17 Amendments to ABL Loan Documents. Amend, modify or change in any manner adverse to the interests of the Lenders of any provision or term of the ABL Loan Documents except in accordance with the terms of the Intercreditor Agreement.
SECTION 7. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to Holdings and the Borrower only), Section 5.7(a) or Section 6 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
     (e) (1) any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000 or (2) any accounts receivable securitization program under the ABL Securitization Documents shall be terminated and not refinanced by the financing parties thereunder prior to the scheduled termination date therefor; or
     (f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; provided, that in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, subject to the Intercreditor Agreement; or
     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) a Change of Control shall occur; or
     (l) [Reserved];
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following action may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
Notwithstanding anything to the contrary contained in this Section 7, in the event that the Borrower would otherwise fail to comply with the requirements of Sections 6.1(a) or (b) (each, a “Financial Performance Covenant”) at the end of any fiscal quarter or fiscal year, Holdings shall have the right, exercisable at any time during the term of this Agreement within ten days after the date on which a Compliance Certificate must be delivered for the end of any such fiscal quarter or fiscal year (provided that such right may not be exercised with respect to more than two consecutive fiscal quarters or more than four fiscal quarters during any consecutive eight fiscal quarter period), to issue Permitted Cure Securities (as defined below) for cash or otherwise receive cash contributions to the capital of Holdings, and to contribute any such cash to the capital of the Borrower (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:
          (i) Consolidated EBITDA shall be increased solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount (with the Cure Amount not to exceed the amount necessary for the Borrower to be in compliance with the requirements of all Financial Performance Covenants); and
          (ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such Financial Performance Covenant that would have otherwise occurred on such date but for the application of the foregoing recalculations shall be deemed not to have occurred.

As used in this Section 8, the term “Permitted Cure Securities” shall mean an equity security of Holdings having no mandatory redemption, repurchase, repayment or similar requirements and upon which all dividends or distributions may be payable in additional shares of such equity security.
SECTION 8. THE AGENTS
          8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above, with the consent of the Borrower, if applicable, as provided above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          8.10 Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.
SECTION 9. MISCELLANEOUS
          9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.11 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; or (vii) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans or Incremental Term Loans (“Replaced Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

     In addition, notwithstanding the foregoing, the Borrower, Holdings and the Administrative Agent may enter into one or more amendments to the Loan Documents to effect the provisions of Section 2.17 upon the effectiveness of any Incremental Term Loan Assumption Agreement (and any such amendment shall in any event be deemed to have occurred upon such effectiveness).
     9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	SPI Petroleum LLC
1120 NW 63rd Street, Suite 300
Oklahoma City, OK 73116
Attention: Chief Financial Officer
Telecopy: 405-302-1502
Telephone: 405-302-1500

Borrower:	Global Petroleum, Inc.
c/o SPI Petroleum LLC
1120 NW 63rd Street, Suite 300
Oklahoma City, OK 73116
Attention: Chief Financial Officer
Telecopy: 405-302-1502
Telephone: 405-302-1500

Copies to:

Northwest Capital Appreciation, Inc.
One Union Square
600 University Street, Suite 1720
Seattle, WA 98101
Attn: E. Perot Bissel
Bradford N. Creswell
Telephone: (206) 689-5615
Telecopy: (206) 689-5614

RBCP Energy Fund Investments, LP
c/o Cadent Energy Partners, LLC
287 Bowman Avenue, 4th Floor
Purchase, NY 10577
Attn: Bruce Rothstein
Telephone: (914) 253-0404
Telecopy: (914) 253-0406

Waud Capital Partners, L.P.
560 Oakwood Avenue, Suite 203
Lake Forest, IL 60045
Attn: Reeve B. Waud

Telephone: (847) 604-9550
Telecopy: (847) 604-9554

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Richard W. Porter, P.C. and James C. Anderson
Telephone: (312) 861-2000
Telecopy: (312) 861-2200

Administrative Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin Street
Houston, Texas 77002
Attention: Sharon S Bosch
Telecopy: (312) 385-7019
Telephone: (312) 385-7107
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
     9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Administrative Agent and one counsel for all other Lenders, (c) subject to Section 2.13(b) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) subject to Section 2.13(b) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or its officers, directors, employees, affiliates, agents or controlling persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Chief Financial Officer (Telephone No. 405-302-1500) (Telecopy No. 405-302-1502), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.
     9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
     (b) (1) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)	the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved

Fund (as defined below) or, if an Event of Default under Section 7(a) or (f) has occurred and is continuing, any other Person; and

(B)	the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:
(A)	except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.5 for the periods in which such Lender was a party to this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits and limits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Sections 2.13(d) and (e).
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
     (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
     (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b).
     9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     9.12 Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
9.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.
     9.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.
     (b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements and contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding other than those for which the Borrower has provided cash collateral or backup Letters of Credit, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
     9.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
     Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
     All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
     9.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
9.17 USA Patriot Act. Each Lender which is subject to Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SPI PETROLEUM LLC
By:	/s/ George Fastuca
	Name:	George Fastuca
Title:

Term Credit Agreement

GLOBAL PETROLEUM, INC.
By:	/s/ George Fastuca
	Name:	George Fastuca
Title:

Term Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Terry Streusand
	Name:	Terry Streusand
	Title:	Vice President

Term Credit Agreement

, as Syndication Agent and as a Lender
By:
Name:
Title:

Term Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender
By:
Name:
Title:

Term Credit Agreement